Exhibit 10.4

ADTRAN, INC. PERFORMANCE SHARES AGREEMENT

This Performance Shares Agreement (this “Agreement”) sets forth the specified terms of ADTRAN, Inc.’s grant of the number of Restricted Stock Units (“Performance Shares”) as it set forth in the Morgan Stanley StockPlan Connect (the “Portal”) to the applicable grantee named in the Portal (the “Participant”) pursuant to the ADTRAN, Inc. 2015 Employee Stock Incentive Plan (the “Plan”) as of the date of grant set forth in the Portal (the “Date of Grant”).   All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

Performance Period: The three (3) year period beginning on January 1, ____ and ending on December 31, ____ (the “Performance Period”).

Vesting and Delivery of Performance Shares: Performance Shares shall become vested and earned pursuant to this Agreement at the target level if a minimum 3-year growth of $________ in Adjusted EBIT (as defined below) during the Performance Period is met. To achieve this 3-year growth, the Adjusted EBIT target in ____ will be $________. If the Adjusted EBIT targets are achieved per the table below at the end of the Performance Period, then the number of Performance Shares that shall become vested and earned pursuant to this Agreement shall be determined pursuant to the table below:

% of Target Achieved	Adjusted EBIT	% of Target Bonus
<__%	Less than $________	__%
>__% but <__%	At least $________ but less than $________	__%
>__%but < __%	At least $________ but less than $________	__%
>__%but < __%	At least $________ but less than $________	__%
>__%	$________ or more	__%

If the __-year target of $________ is achieved at end of year one or year two, award achievement will lock-in as a minimum level for the award payment with the vesting schedule unchanged.

One share of the Company’s Common Stock shall be delivered to the Participant for every “Earned and Vested Performance Share.” The Company will issue shares of Common Stock to the Participant as soon as administratively practicable following the date the Performance Shares have been determined to have been vested and earned (which shall be as soon as practicable following the release of the Company’s Form 10-K for the last year of the Performance Period), and in any case no later than March 15, ___; provided, however, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the 1933 Act and causing such registration statement to become effective) with respect to such shares of Common Stock before the delivery thereof, then the date of delivery of the shares shall be extended for the period necessary to take such action, to the maximum extent permitted by Section 409A of the Code. Except as specifically set forth herein, the Performance Shares shall be forfeited in the event the Participant incurs a Separation from Service for any reason prior to the end of the Performance Period.

For purposes of this Agreement, “Adjusted EBIT” is synonymous with the Company’s non-GAAP operating income. Using the Company’s audited financial results, it is the calculated earnings before interest and taxes adjusted for restructuring expenses; acquisition-related expenses, amortizations, and adjustments; stock-based compensation expense; amortization of actuarial pension losses, the impact of equity market changes on deferred compensation expenses; non-operating income; and any other non- GAAP exclusions adopted by the Company.

Dividend Credits: The Participant shall receive dividend credits upon the Company’s payment of cash dividends for its Common Stock during the Performance Period as follows:

(1)The Participant shall receive dividend credits on the unvested portion of the original number of Performance Shares awarded on the Date of Grant (“Original Performance Shares”), with the amount of such dividend credits credited to the Participant in the form of additional unvested Performance Shares, as calculated pursuant to the Plan.

(2)The Participant’s Performance Shares attributable to any dividend credits will be vested and earned in accordance with the schedule of the Original Performance Shares (as described above).

Designation of Beneficiary:The Participant hereby designates the following individual as the beneficiary of this Agreement:

Participant Name:

Beneficiary Name:

Address:

Relationship:

To complete this beneficiary designation, this agreement should be printed, the information above should then be completed, and the Agreement should then be forwarded to ________ or sent to ________The Participant may modify this designation of beneficiary only in accordance with the terms and provisions of the Plan. If no beneficiary is designated, then except as may be provided in the Plan, any benefits due hereunder following the death of the Participant will be paid to the Participant’s estate.

The Performance Shares granted above are subject to all restrictions, terms and conditions set forth in the ADTRAN, Inc. 2015 Employee Stock Incentive Plan. In the event of any inconsistency between this Agreement and the Plan, the provisions of the Plan shall govern. The Participant has received a copy of the Plan’s prospectus, including a copy of the Plan. The Participant agrees to the terms of this Performance Shares Agreement, which may be amended only upon a written agreement signed by the parties hereto.

If there are any questions regarding the Performance Shares, please refer to the Plan or contact _____ at __________.

[Name of Officer] [Title of Officer]

ADTRAN Inc.